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                                EXHIBIT 21

               SUBSIDIARIES OF THE SMALL BUSINESS ISSUER



The following lists the subsidiaries of the Registrant and the state or jurisdiction of incorporation.

     NAME AND ADDRESS OF SUBSIDIARY               INCORPORATED
     ------------------------------               ------------

1.   ChoiceOne Bank                                 Michigan
     109 East Division
     Sparta, Michigan  49345

2.   ChoiceOne Insurance Agencies, Inc.<F*>         Michigan
     440 West Division
     Sparta, Michigan  49345

3.   ChoiceOne Travel, Inc.<F*>                     Michigan
     3527 Alpine Avenue NW
     Walker, Michigan  49544

4.   West Shore Computer Services, Inc.<F**>        Michigan
     111 North Main Street
     Scottville, Michigan 49454
_______________________

<F*>These are wholly owned subsidiaries of ChoiceOne Bank

<F**>ChoiceOne Bank owns a 20% interest in West Shore Compute Services, Inc.